Exhibit 10.6

NOTICE OF FCF/SHARE PERFORMANCE UNIT AWARD

under the

TEXAS PACIFIC LAND CORPORATION 2021 INCENTIVE PLAN

This AWARD, made as of the ___ day of _________, 20__, by Texas Pacific Land Corporation, a Delaware corporation (the “Company”), to «Name» (“Participant”), is made pursuant to and subject to the provisions of the Texas Pacific Land Corporation 2021 Incentive Plan (the “Plan”). All terms that are used herein that are defined in the Plan shall have the same meanings given them in the Plan.

Contingent Performance Units

1.	Grant Date. Pursuant to the Plan, the Company, on______________, 20__ (the “Grant Date”), granted Participant an incentive award (“Award”) in the form of «# of Units» FCF/Share Performance Units (which number of Units is also referred to herein as the “Target Units”), subject to the terms and conditions of the Plan and subject to the terms and conditions set forth herein.

2.	Value. The value of each FCF/Share Performance Unit shall be equal to the value of one Share of the common stock; and the value of the Company’s Shares is the Fair Market Value (as defined in the Plan) on the date any FCF/Share Performance Units become vested and payable hereunder, or such other relevant date as may be referenced in this Award.

3.	Definitions. Terms used in this Award Notice shall have the following meanings:

(a)	“Measurement Period” means the 20__, 20__ and 20__ calendar period.

(b)	“Free Cash Flow” shall be determined using the following formula—

X minus Y minus Z, where:

X = Adjusted EBITDA (as defined in the Company’s Financial filings);

Y = Current income tax expense (as defined in the Company’s Financial filings); and

Z = Capital Expenditures (defined as purchase of fixed assets for Texas Pacific Water Resources LLC)

(c)	“Cumulative Free Cash Flow” means the total Free Cash Flow during the Measurement Period.

(d)	“Cumulative Free Cash Flow/Share” means the total Free Cash Flow during the Measurement Period divided by the weighted average shares outstanding (as reported in the Company’s 10-K balance sheet.

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4.	Performance Criteria. Except as otherwise provided herein, Participant’s FCF/Share Performance Units shall be earned on the Award Date (defined in paragraph 5) in a percentage determined by the performance level for the Cumulative 3-Year FCF/Share achieved during the Measurement Period, as set forth in paragraph 3 and on Exhibit A. The performance criteria set forth on Exhibit A may be adjusted by the Committee in its sole and absolute discretion to reflect any extraordinary or significant events that affect Free Cash Flow.

Earning and Vesting of FCF/Share Performance Units

5.	Earned Awards. As soon as practicable after the end of the Measurement Period, a determination shall be made by the Committee of the number of whole FCF/Share Performance Units that Participant has earned. The date as of which the Committee determines the number of FCF/Share Performance Units earned shall be the “Award Date.”

6.	Vesting of Earned Awards. Participant’s interest in the earned FCF/SHARE Performance Units shall become vested and non-forfeitable [on the Award Date OR _____________]and will be paid as soon as practicable thereafter.

7.	[IF APPLICABLE Qualifying Termination Events. (a) Notwithstanding anything in this Notice of Award to the contrary, if a Participant separates from service prior to the Award Date on account of a Qualifying Termination Event (as defined below), then the Participant’s FCF/Share Performance Units shall be earned under paragraph 6 above as of the Award Date [in full OR as to a pro-rata portion of the unearned Award], based on the actual level of achievement of the performance criteria set forth in paragraph 3 above and Exhibit A, and the earned FCF/Share Performance Units shall be fully vested as of the Award Date, and payable pursuant to paragraphs 10-13 hereof.

[IF APPLICABLE: The pro-rata portion of the unearned Award that shall vest pursuant to the preceding sentence shall be equal to a fraction of the unearned Award where the numerator of such fraction shall equal the number of full months of service performed by the Participant on and after (and including the month of) the Date of Grant, and prior to the Qualifying Termination Event; and the denominator of the fraction shall equal 36.]

The unearned portion of the Award shall be forfeited.

(b) For purposes of this Award, Qualifying Termination Event shall mean the Participant’s death, Disability, or involuntary termination by the Company or an Affiliate other than for Cause [, or a voluntary termination by the Participant for Good Reason]. A Disability for purposes of this sub-paragraph (b) means a Participant’s Permanent Disability as defined in Section 22(e)(3) of the Code.

(c) Unless otherwise specified in an applicable employment agreement between the Company and the Participant, for purposes of this Award, Cause [and Good Reason] shall have the meaning[s] set forth in the Plan and the Committee shall have the authority to determine whether Participant's termination from employment is for Cause [or Good Reason] or for any reason other than Cause [or Good Reason].]

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8.	Effects of a Change in Control.

(a)	The provisions of this paragraph 8, as well as the provisions of Article 17 of the Plan, shall apply in the event of a Change in Control (as defined in the Plan) prior to the forfeiture of the FCF/Share Performance Units under paragraph 9.

(b)	Upon a Change in Control prior to the Award Date, a pro-rata number (as defined in the next sentence) of the Target Units will be immediately earned, vested and paid, based on achievement of the Target level of 3 -Year FCF/Share as described in Exhibit A. The pro-rata number of Units earned shall be equal to 1/36th of the Units granted, for each full month of service performed by Participant during the Measurement Period, as of the date of the Change in Control. The number of FCF/Share Performance Units earned under this paragraph 9 shall be determined by the Committee (as it exists immediately prior to the Change in Control) in its sole and absolute discretion within the limits provided in the Plan, and the earned FCF/Share Performance Units shall be vested and paid pursuant to paragraphs 10-13 hereof, no later than March 15th of the calendar year after the year in which the Change in Control occurs.

9.	Forfeiture. Except as provided in paragraphs 8 and 9 hereof, all FCF/Share Performance Units that are forfeitable shall be forfeited if Participant’s employment with the Company or an Affiliate terminates for any reason other than by reason of a Qualifying Termination Event or Change in Control as outlined in paragraphs 7 and 8.

(a)	Notwithstanding the foregoing, if the events described in paragraph 7 or paragraph 8 occur after the date that the Participant is advised (upon recommendation by the Committee) that their employment is being, or will be, terminated for Cause, or on account of performance or in circumstances that prevent them from being in good standing with the Company, accelerated vesting shall not occur and all rights to this Award shall terminate on the date of Participant's termination of employment.

Payment of Awards

10.	Time of Payment. Payment of Participant’s FCF/Share Performance Units shall be made as soon as practicable after the Units have become non-forfeitable (or the Award Date, if later), but in no event later than March 15th of the calendar year after the year in which the Units become earned and non-forfeitable.

11.	Form of Payment. The vested FCF/Share Performance Units shall be paid in (a) whole Shares of the Company’s common stock, (b) cash, or (c) a combination of whole Shares of the Company’s common stock and cash, as determined solely at the discretion of the Company.

12.	Death of Participant. If Participant dies prior to the payment of his or her earned and vested FCF/Share Performance Units, an amount equal to the amount of Participant’s non-forfeitable FCF/Share Performance Units shall be paid to his or her Beneficiary. Participant shall have the right to designate a Beneficiary in accordance with procedures established under the Plan for such purpose. If Participant fails to designate a Beneficiary, or if at the time of Participant’s death there is no surviving Beneficiary, any amounts payable will be paid to Participant’s estate.

13.	Taxes. The Company may, at the request of the Participant, withhold from the Award, to the extent paid in Shares, the number of whole shares of common stock necessary to satisfy Federal tax-withholding requirements and state and local tax-withholding requirements with respect to the state and locality designated by Participant as their place of residence in the Company's system of record at the time the Award becomes taxable. It is Participant's responsibility to properly report all income and remit all Federal, state, and local taxes that may be due to the relevant taxing authorities as the result of receiving this Award.

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General Provisions

14.	Accounts. FCF/Share Performance Units granted to Participant shall be credited to an account (the “Account”) established and maintained for Participant. The Account of Participant shall be the record of FCF/Share Performance Units granted to Participant under the Plan, is solely for accounting purposes and shall not require a segregation of any Company assets.

15.	No Right to Continued Employment. Neither this Award nor the granting, earning or vesting of FCF/Share Performance Units shall confer upon Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate Participant’s employment at any time.

16.	Change in Capital Structure. In accordance with the terms of the Plan, the terms of this Award shall be adjusted as the Committee determines is equitable in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

17.	Governing Law. This Award shall be governed by the laws of the State of Texas and applicable Federal law. All disputes arising under this Award shall be adjudicated solely within the state or Federal courts located within the State of Texas, Dallas County.

18.	Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Grant Date and the provisions of this Award, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Grant Date.

19.	Participant Bound By Plan. Participant has been provided a copy of the Plan and shall be bound by the terms and provisions thereof.

20.	Binding Effect. Subject to the limitations stated above and in the Plan, this Award shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

21.	[IF APPLICABLE: Dividend Equivalents. (a) Except as otherwise provided herein, Participant shall not have any rights of a shareholder with respect to Shares of the Company’s common stock, including, but not limited to, voting rights and the right to receive or accrue dividends or dividend equivalents.

(b) As of any date that the Company pays an ordinary cash dividend or stock dividend on its Shares, the Company will increase the number of FCF/Share Performance Units hereunder (i.e., by increasing the Target Award) by the number of Shares that represent an amount equal to the per Share cash or stock dividend paid by the Company on its Shares multiplied by the number of target FCF/Share Performance Units held by the Participant as of the related dividend payment record date. Any such additional FCF/Share Performance Units shall be subject to the same vesting, forfeiture, payment, termination and other terms, conditions and restrictions as the original FCF/Share Performance Units to which they relate. No additional FCF/Share Performance Units shall be granted with respect to any FCF/Share Performance Units which, as of the record date, have either been paid or terminated.]

22.	Recoupment. In addition to any other applicable provision of the Plan, this Award is subject to the terms of any separate Clawback Policy maintained by the Company, as such Policy may be amended from time to time.

IN WITNESS WHEREOF, the Company has caused this Award to be signed on its behalf.

TEXAS PACIFIC LAND CORPORATION

By:

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EXHIBIT A

FCF/Share Performance Goals

3 -Year FCF/Share Achieved in Measurement Period	Percentage of Target Units Earned*
Less than Threshold-- $	0%
Threshold--- $		%
Target--- $		%
Maximum---$		%

* The percentage of Target Units earned for performance between the Threshold, Target and Maximum Performance Levels will be determined by linear interpolation. No percentage of the Target Units will be earned for performance below the Threshold Performance Level. The number of FCF/Share Performance Units earned hereunder shall be rounded to the nearest whole number.

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